This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

FINANCIERA INDEPENDENCIA, S.A.B. DE C.V., SOFOM, E.N.R.

Information Statement
Corporate Restructuring

Information Statement of Corporate Restructuring filed pursuant to Article 35 of the General Rules Applicable to Securities Issuers and Other Market Participants (Disposiciones de Carácter General Aplicables a las Emisoras de Valores y a Otros Participantes del Mercado de Valores), Issued by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

Issuer’s Name: Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R.

Domicile: The domicile of Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R., is Prolongación Paseo de la Reforma 600 - 301, Colonia Peña Blanca Santa Fe, Mexico, Federal District, C.P. 01210 and its telephone number is (55) 52290200. The webpage of Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R., on the Internet is www.independencia.com.mx, in the understanding that the information contained thereat does not comprise and is not subject of this Information Statement.

Ticker: “FINDEP”.

Brief Summary of the Transaction: The corporate restructuring subject matter of this Information Statement consists of the acquisition by Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R., of up to 100% (one hundred percent) of the shares that represent the stated capital of Financiera Finsol, S.A. de C.V., SOFOM, E.N.R., Finsol, S.A. de C.V., Finsol Vida, S.A. de C.V. and Financiera Popular Finsol, S.A. de C.V., SOFIPO and their subsidiaries, in the terms described through this Information Statement. The total consideration to be paid by Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R., for the stated purchase will be of up to $530,000,000.00 (Five hundred and thirty million pesos Mexican currency).

Outstanding Share Titles: The outstanding shares that represent the stated capital of Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R. are “Sole” Series, common, ordinary shares, with no face value, which quote in the Bolsa Mexicana de Valores, S.A.B. de C.V. The transaction of this Corporate Restructuring, if approved, will not modify the characteristics of Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R.’s shares.

The shares that represent the stated capital of Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R. are registered with the National Securities Registry (Registro Nacional de Valores) which depends of the National Banking and Securities Commission and, as stated above, quote in the Bolsa Mexicana de Valores, S.A.B. de C.V.

The registration with the National Securities Registry does not imply a certification regarding the qualities of the securities, solvency of the issuer or regarding the precision or accuracy of the information contained in this Information Statement, and does not validate the acts, if applicable, performed against the laws.

Mexico, Federal District, December 2, 2009.

Table of Contents

1) DEFINED TERMS AND EXECUTIVE SUMMARY

a) Glossary of Terms and Definitions

b) Executive Summary

i)        Brief description of the Company

ii)        Brief description of Finsol

iii)        Relevant Aspects of the Transaction

c) Public Documents

2) DETAILED INFORMATION OF THE TRANSACTION

a) Detailed description of the transaction

b) Purpose of the transaction

c) In its case, financing sources and expenses derived from the transaction

d) Date of Approval of the Transaction, either by the board of directors or any other corporate body that takes such decision

e) Issuance of new shares

f) Difference between the rights of the share certificates before the transaction and those delivered to investors as a consequence of the intended transaction

g) Accountable treatment of the transaction

i)        Earnings Approach

ii)        Market approach

iii)        Expenses approach (based on assets)

h) Tax Consequences of the transaction

i)        Fixed Assets

ii)        Acquisition of Finsol’s shares

iii)        Capital Increase

iv)        Tax Consolidation

3) INFORMATION REGARDING EACH OF THE PARTIES OF THE TRANSACTION

a) Financiera Independencia, S.A.B. de C.V., Sofom, E.N.R.

i)        Issuer’s Name

ii)        Business Description

iii)        Issuer’s Development

iv)        Capital Structure

v)        Significant changes in the financial statements of the Company since the last annual report.

b) Finsol

i)        Name of the Issuer

ii)        Business’ Description

iii)        Finsol’s Relevant Information

iv)        Evolution

v)        Additional description of the companies.

vi)        Equity Structure

4) RISK FACTORS

5) SELECTED FINANCIAL INFORMATION

a) Pro- Forma Financial Statements as of December 31, 2008 and 2007

b) Pro- Forma Financial Statements as of September 30, 2009

6) COMMENTS AND ANALYSIS OF THE ADMINISTRATION REGARDING THE RESULTS OF OPERATION AND FINANCIAL SITUATION OF THE ISSUER

a) Operation Results

i)        Adjusted Financial Margin for Credit Risks

ii)        Interest Revenues

iii)        Interest Expenses

iv)        Net Profits

b) Financial Situation, Liquidity and Capital Resources

i)        Total Credit Portfolio

ii)        Overdue Credit Portfolio

iii)        Capitalization Index

7) RESPONSIBLE PERSONS

No intermediary entitled to perform operations with the public or any other person has been authorized to provide information or make any statement not contained in this Information Statement. As a consequence of the foregoing, any piece of information or any statement not contained in this Information Statement shall be understood as not authorized by Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R.

1)	DEFINED TERMS AND EXECUTIVE SUMMARY

a)	Glossary of Terms and Definitions

Shares	Means the ordinary “Sole” Series shares, with no face value, with full voting rights, that represent the stated capital of Financiera Independencia.
Acquisition	Means the acquisition through the purchase of up to 100% (one hundred percent) of the outstanding shares of Finsol by Findep.
AMFE	Means the Asociación Mexicana de Entidades Financieras Especializadas, A.C.
BMV	Means the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.)
Credit Portfolio or portfolio or total credit portfolio	Means the total current portfolio plus the total due portfolio.
Total Due Portfolio or due portfolio or due credit portfolio	Means the amount of due principal and due interests. References to due portfolio refer to loans 90 days or more past due, and 60 days or more past due in the case of revolving loans.
Total current portfolio or current portfolio or current credit portfolio	Means the sum of the (i) total amount of principal of the current loans as of the presentation date, and (ii) amounts attributable to “accrued interests”. Such term does not include the due portfolio.
CENCA	Means our National Capture Center (Centro Nacional de Captura).
CINIF	Means the Consejo Mexicano para la Investigación y Desarrollo de las Normas de Información Financiera, A.C..
Issuers’ Circular or General Rules
Means the General rules applicable to securities issuers and other market participants (Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del mercado de valores), published in the DOF on March 19, 2003, and its amendments as of this date.

CNBV	Means the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).
Condusef	Means the National Commission for the Defense of Financial Services Users (Comisión Nacional para la Defensa de los Usuarios de Servicios Financieros).
Information Statement	Means this Information Statement and all its exhibits.
DOF	Means the Federal Official Gazette (Diario Oficial de la Federación).
E.N.R.	Means Non-Regulated Entity (Entidad No Regulada).
EMISNET	Means the Electronic Communication System with Securities’ Issuers (Sistema Electrónico de Comunicación con Emisoras de Valores).
Audited Financial Statements	Means jointly, the consolidated financial statements of the Issuer audited by the External Auditors that correspond to the corporate years ended on December 31, 2008, 2007 and 2006, respectively.
United States	Means the United States of America.
By-laws	Means the current corporate by-laws of Financiera Independencia.
Control Trust
Means the trust agreement no. F/00474 entered into by some of the Original Shareholders that at the moment of incorporation of the Control Trust were shareholders of Financiera Independencia (as Settlors and Beneficiaries “A”), HSBC and HOHU (as Beneficiaries “B”) and Banco J.P. Morgan, S.A., Institución de Banca Múltiple, J.P. Morgan Grupo Financiero, División Fiduciaria (as trustee) with the appearance of Financiera Independencia, on September 26, 2007, and modified through amendment agreement dated September 18, 2008.

Minority Trust
Means the trust agreement no. F/00479 entered into by those Original Shareholders (different to the Original Shareholders that form part of the Control Trust) that at the moment of incorporation of the Control Trust were shareholders of Financiera Independencia (as Settlors and Beneficiaries “A”), HSBC and HOHU (as Beneficiaries “B”) and Banco J.P. Morgan, S.A., Institución de Banca Múltiple, J.P. Morgan Grupo Financiero, División Fiduciaria (as trustee) with the appearance of Financiera Independencia, on September 26, 2007, and modified through amendment agreement dated September 18, 2008.

Financiera Finsol	Means Financiera Finsol, S.A. de C.V., SOFOM, E.N.R.
Financiera Popular Finsol	Means Financiera Popular Finsol, S.A. de C.V., Sociedad Financiera Popular
Financiera Independencia, Findep, Company or Issuer	Means Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R.
Finsol	Means jointly, Financiera Finsol, Financiera Popular Finsol, Finsol Vida, Finsol Servicios and Finsol Brasil.
Finsol Brasil	Means Instituto FINSOL-IF Asociacion Civil Sin Fines Lucrativos (Instituto Finsol-If Associação Civil Sem Fins Lucrativos Oscip)
Finsol Servicios	Means Finsol, S.A. de C.V.
Finsol Vida	Means Finsol Vida, S.A. de C.V.
HOHU or HSBC Overseas	Means HSBC Overseas Holdings (UK) Limited.
HSBC México	Means HSBC México, S.A. Institución de Banca Múltiple, Grupo Financiero HSBC.
IMCP	Means Instituto Mexicano de Contadores Públicos, A.C.
Internet	Means the global net of information services to which the personal computers are connected through servers and protocols.
ISR	Means the Income Tax (Impuesto Sobre la Renta).
IVA	Means the Value Added Tax (Impuesto al Valor Agregado).
LISR	Means the Income Tax Law.
LMV	Means the Securities Market Law (Ley del Mercado de Valores).
Mexico	Means the Mexican United States.
NAFINSA	Means Nacional Financiera, S.N.C., Institución de Banca de Desarrollo.
NIFs	Means the current Mexican Financial Information Standards issued by the CINIF.
Global Offer
Means the global mixed offer of up to 136’000,000 (considering the over-allotment options) of the Shares carried out on November 1, 2007, through the BMV and abroad under Rule 144-A and Regulation “S” of the Securities Law of 1933 of the United States of America.

Peso, Pesos, Ps., or $	Means Pesos with acquisition power as of December 31, 2008, legal currency in Mexico, except otherwise expressly stated or if the context so requires.
RNV or Registry	Means the National Securities Registry (Registro Nacional de Valores).
SAB	Means Publicly Listed Company (Sociedad Anónima Bursátil).
SFOL or SOFOL	Means Financial Company of Limited Purpose (Sociedad Financiera de Objeto Limitado).
SHCP	Means the Ministry of Finance and Public Credit.
SHF	Means Sociedad Hipotecaria Federal, S.N.C, Institución de Banca de Desarrollo.
SIAC	Means the Comprehensive System of Centralized Analysis (Sistema Integral de Análisis Centralizado).
SOFOM	Means Financial Company of Multiple Purpose (Sociedad Financiera de Objeto Múltiple).
TIIE	Means the Mexican Interbank Equilibrium Interest Rate (Tasa de Interés Interbancaria de Equilibrio) published by the Mexican Central Bank (Banco de México) in the DOF or any index substituting it.
Sellers	Means, jointly, the owners of up to 100% (one hundred percent) of the stated capital of Finsol.

b)	Executive Summary

This summary presents selected data of this Information Statement and may not include all the information that is important for you. For you to have complete information of the acquisition contained in this Informative Statement, you should read all this Informative Statement, including the section named “Risk Factors” and the financial statements included herein.

i)	Brief description of the Company

Findep is a financial company of multiple purpose (sociedad financiera de objeto múltiple), non-regulated entity, incorporated under Mexican laws as a publicly listed company of variable capital (sociedad anónima bursátil de capital variable). The activity of our business is to grant unsecured microloans to individuals of the low-income segment of the Mexican population and, in accordance with the AMFE, we are one of the microfinance financial institutions with more clients in Mexico. We offer an opportunity to individuals that, in other scenario, would not have access, or that have limited access, to financial institutions in order to develop a long term relationship with us and to create credit history. Furthermore, to create economic value (for our clients and shareholders) and social value (for our clients and the community in general) is within our purposes. As of September 30, 2009, we operated 198 offices in 143 cities in 31 of the 32 Mexican federal entities.

As of the moment we initiated our operations in 1993, we have experienced an important growth and we have reached a solid financial position in the sector of personal unsecured loans within the microfinance market in Mexico. We believe that this success derives from several factors, including our geographic coverage and broad distribution net, our understanding of the market we work for and the know-how we have developed for our exclusive focus to one business line, our policies of risk management, the effectiveness of our collection practices, the efficiencies granted by our information technology system, the loyalty promoted by the personalized service to clients, the leadership exercised by our management team strongly capable and with experience. We think we are strategically positioned to achieve additional growth and to strengthen even more our competitive position.

On November 2007 we carried out the first public offer of our Shares, which consisted of a global mixed offer of up to 136’000,000 Shares (including the over-allotment granted to the broker-dealers. Such offer included primary and secondary offers of Shares in Mexico through the BMV and abroad under Rule 144A and Regulation S of the Securities Law of 1933 of the United States and the applicable provisions of the countries in which such offer was carried out. Consequently, as of November 2007 we transformed into a Publicly Listed Company (Sociedad Anónima Bursátil).

ii)	Brief description of Finsol

In 2002 a group of investors with experience in the financial sector as well as in several industrial and commercial activities gathered together with the purpose to incorporate a Sofol which would grant joint loans to the micro, small and medium enterprises.

In January 2003 Finsol Servicios was incorporated with the purpose to:

•	Work as a vehicle to confront the creation expenses of the project of the financial company of limited purpose (sociedad financiera de objeto limitado) and operate through the preoperative period; and

•	Initiate the activity in the microloans segment through a pilot test at the end of 2003 and the complete development of such activity as of 2004.

On May 21, 2003, the authorization request for the mentioned Sofol was filed with the SHCP, including a general operations plan. On September 2003, Finsol Servicios started the mentioned microloans pilot test, through a first branch in the city of Tulancingo (Hidalgo). The test was complemented with the opening of another branch in the north part of the State of Puebla (Huauchinango), in October of such year. On February 28, 2005, the authorization granted by the SHCP to Financiera Finsol in order to organize and operate as a financial company of limited purpose was published in the DOF.

Due to the foregoing process, the transition of the portfolio from Finsol Servicios to Financiera Finsol was performed, through the periodic renewal of the borrowers’ cycles. As of August 31, 2006, all loans are granted by Financiera Finsol.

Derived from the amendments performed to the Credit Institutions Law (Ley de Instituciones de Crédito) on July 2006, that state that the financial companies of limited purpose (sociedades financieras de objeto limitado) will be effective until July 18, 2013, on September 21, 2007, Financiera Finsol changed its regime to the one of a financial company of multiple purpose (sociedad financiera de objeto múltiple) and its name for Financiera Finsol S.A. de C.V., SOFOM, E.N.R.

In 2006 Instituto Finsol Brasil was incorporated, and initiated operations on April 2007. This entity offers group loans of working capital to micro-entrepreneurs. As of September 30, 2009 it operated with 16 branches in five states in Brazil, with a total loan portfolio that totals 28.7 million Brazilian Real, or Ps. 213.4 million with a base of 30,134 clients.1

Form more information about Finsol, visit http://www.finsol.com.mx/ in the understanding that the information contained in such webpage does not form part of this Information Statement.

iii)	Relevant Aspects of the Transaction

(a)	Brief description of the Acquisition

The Acquisition covers the acquisition of up to 100% (one hundred percent) of the shares that represent the stated capital of Finsol, by Findep through the cash payment to the Sellers in the amount of up to $530,000,000.00 (Five hundred thirty million pesos 00/100 Mexican currency).

The Company’s Board of Directors in the meeting held on October 14, 2009, decided to submit the Acquisition to the approval of the Company’s General Shareholders’ Meeting to be held on December 17, 2009.

The Acquisition is also subject to the authorization of the Federal Commission on Competition (Comisión Federal de Competencia), pursuant to the provisions set forth in the Federal Law of Economic Competition (Ley Federal de Competencia Económica), and regarding Financiera Popular Finsol, in addition, the authorization of the CNBV.

(b)	Important Aspects

•	The Acquisition positions the Issuer as a leader party in the consolidation of the Mexican microfinance market and will strengthen even more its position in the low-income segment of the population.
•	The Acquisition means the entrance of Financiera Independencia in the microfinance segment in group loans.
•	The Acquisition will create synergy between clients which will migrate from the group loans granted by Finsol to the individual loans of the Company and vice versa.
•
The Acquisition has the potential to reduce volatility in our income considering that the model of group loans is less sensitive to the economic decelerations than the model of individual loans of Financiera Independencia.

•	The Acquisition represents the entrance of Financiera Independencia to Brazil. The management team, leader in the microfinance industry in Brazil, will take part in the Issuer’s equipment.

(c)	Financing of the Acquisition

The financing of the Acquisition is intended to be obtained through an increase in the stated capital of up to $850,000,000 (eight hundred fifty million pesos 00/100 Mexican currency) represented by up to 85,000,000 (eighty five million) Shares at a subscription price of $10.00 (ten pesos 00/100 Mexican currency) each one, to be submitted to the Company’s general shareholders’ meeting to be held on December 17, 2009. The net funds obtained from the mentioned capital increase, will be used to pay the sale price of the Finsol’s shares and to provide additional capital in the amount of up to $300,000,000 (three hundred million pesos 00/10 Mexican currency) to Finsol in order to strengthen the structure of its balance.

c)	Public Documents

This Information Statement filed by Financiera Independencia with the CNBV and the BMV may be consulted in the BMV, in its offices or in its webpage: www.bmv.com.mx.

Copies of the information filed with the CNBV and the BMV may be obtained through the access to, and printout of, the webpage of Financiera Independencia whose address is: www.independencia.com.mx, and for purposes of any consultation regarding such information, please contact the person responsible of investor relationships, Vicente Gutiérrez Mayo, in Prolongación Paseo de la Reforma 600-301, Col. Peña Blanca Santa Fe, 01210, Mexico, Federal District, or the telephone number (5255) 52290291 or the email vgutierrez@independencia.com.mx.

Moreover, certain information presented by Financiera Independencia to the CNBV and to the BMV and information related to the Company may be consulted in the Company’s webpage, whose address is: www.independencia.com.mx, in the understanding that the information contained thereat does not comprise and is not subject of this Information Statement.

1 Based on the exchange rate as of November 26, 2009, of 7.4248 Brazilian Reals for Ps.

2)	DETAILED INFORMATION OF THE TRANSACTION

a)	Detailed description of the transaction

The Acquisition consists of the direct and/or indirect acquisition, through the cash payment by Findep of up to 100% (one hundred percent) of the outstanding shares of Financiera Finsol, the second largest party in the microfinance market of group loans in Mexico, and a group of related entities comprised by Financiera Popular Finsol, Finsol Vida, Finsol Servicios (service provider), and Finsol Brasil.

The total price of the Acquisition totals the amount of up to Ps.530 million. Upon completion of the Acquisition, Independencia will increase its loan portfolio in Ps.794.6 million and 173,179 new clients will incorporate. The Acquisition has been submitted to the Company’s Board of Directors and is subject to the approval of Findep’s Shareholders’ Meeting and to the positive confirmation of the Federal Commission on Competition (Comisión Federal de Competencia), among other customary conditions in this kind of transactions.

Furthermore, the Shares Purchase Agreement sets forth that the completion of the Acquisition will occur once certain conditions stated in such agreement and that are customary in this kind of transactions are met, among such conditions the obligation to obtain the applicable corporate and regulatory approvals is included.

As part of the Acquisition, and as it is also customary in this kind of transactions, the Sellers and Findep have agreed in a non-competition clause, for a term of 4 years, which has been submitted to the approval of the Federal Commission on Competition (Comisión Federal de Competencia) and whose purpose is to grant security to Findep to preserve the commercial contacts and other intangibles that give certainty to the transaction and business continuance as a result of the Acquisition.

Moreover, the parties have agreed in an adjustment model of the Acquisition’s price in order to protect Findep from the existence of contingencies not disclosed by Finsol or the Sellers, in ordinary terms for this kind of transactions.

b)	Purpose of the transaction

Derived from the Acquisition, Findep intends to offer a greater offer of products and services to Finsol’s clients and to increase its presence and geographic coverage through the granting of greater funding. In addition, the Acquisition will allow to complement the range of existing products and services of Findep, and therefore, to continue offering an opportunity to the persons of low-income segments to access the financial system.

c)	In its case, financing sources and expenses derived from the transaction

The financing of the Acquisition is expected to happen through an increase of Findep’s stated capital in the variable portion of up to $850,000,000 (eight hundred fifty million pesos 00/100 Mexican currency) represented by up to 85,000,000 (eighty five million) Shares at a subscription price of $10.00 (ten pesos 00/100 Mexican currency) each one. The relevant capital increase will be submitted for its approval to Findep’s general shareholders’ meeting called for December 17, 2009. The net funds obtained, will be used for the financing of the Acquisition and to provide additional capital in the amount of up to $300,000,000 (three hundred million pesos 00/10 Mexican currency) to Finsol, with the purpose to strengthen the structure of the balance of certain companies to be acquired.

The expenses deemed to be incurred by the Issuer due to the Acquisition, for the hiring of legal and financial advisors and auditors, total approximately Ps.10 million.

d)	Date of Approval of the Transaction, either by the board of directors or any other corporate body that takes such decision

The Board of Directors of the Company, through a meeting held on October 14, 2009, agreed to propose the approval of the Acquisition to the General Shareholders’ Meeting, including the corresponding capital increase described in subsection (c) above.

e)	Issuance of new shares

No shares will be traded as a result of the Acquisition.

As it has been mentioned above, and in case of approval by the General Shareholders’ Meeting called for December 17, 2009, it could be performed a capital increase up to $850,00,000 (eight hundred and fifty million pesos 00/100 Mexican currency) represented by up to 85,000,000 (eighty five million) Shares at a subscription price of $10.00 (ten pesos 00/100 Mexican currency) per share, which will be subscribed and paid in the terms approved by the General Shareholders’ Meeting. In such regard, the Board of Directors of the Company will suggest to the Shareholders’ Meeting that the Shares issued as a result of a capital increase approved by such Shareholders’ Meeting, if applicable, are subscribed and paid within the term determined by the Shareholders’ Meeting of Findep, which in any case should be lesser than 15 business days as of the date of the shareholders’ meeting called for December 17, 2009.

f)	Difference between the rights of the share certificates before the transaction and those delivered to investors as a consequence of the intended transaction

Not applicable. The Shares will maintain the same rights and obligations as those granted at the date to their holders.

g)	Accountable treatment of the transaction

In May, 2004, the IMCP issued the Bulletin B-7 “Business Acquisitions” (B-7) which became effective as of 2005. Currently , such bulletin is identified in the Financial Information Standards “NIF B-7”. The objective of this statement is to establish the rules for the accounting treatment of acquisitions of business and investments in associated entities. Such bulletin is applicable to all the entities that perform an acquisition of a business, this is, when an entity acquires the net assets or a group of assets and liabilities that constitute a business, acquires the ordinary shares or equity quotas of another entity, acquiring the control over it. It is also applicable to the acquisitions of investments by associated entities and to an acquisition of business in which:

•	An entity is turned into a subsidiary of another entity, even when this transition occurs gradually through an acquisition by stages.
•	Two or more entities are merged, as long as prior to the merger such entities were not under common control.
•	An entity transfers net assets or its owners transfer their ordinary shares or equity quotas to another entity, or a combination among these two options.
•	An entity transfers net assets or its owners transfer their ordinary shares or equity quotas to another entity in order to incorporate it.
•	An exchange of a business for another is held.
•
Regardless of the way in which it is made, in cash, other assets, a business or shares of a subsidiary of the entity, debt, common shares or shares with preferential rights or other type of shares or equity quotas.

In order to comply with the regulations established in the NIF B-7, is will be determined the value of the business acquired, which is why Findep will hire the financial services of a specialist in order to perform the following activities:

•	Valuate the initial acknowledgement of the identifiable assets.
•	Valuate the liabilities assumed of the acquired business as well as the non-controlling participation in the business acquired.
•	Valuate the consideration.
•	Determinate and acknowledge the relevant mercantile loan, if any.

Likewise, the approaches that may be used in the valuation are:

i)	Earnings Approach

The valuation through an income approach is mainly based in the financial products generated by the business for its capital suppliers in the future, either creditors or shareholders. Such earnings are quantified in monetary terms at their present value, using an appropriate discount rate.

ii)	Market approach

This methodology consists on the valuation of a company by applying to it a series of market multiples obtained from similar companies that quote in the stock market or that had been subject to mergers / acquisitions.

iii)	Expenses approach (based on assets)

Through the use of this methodology, the capital value of a company is obtained through the appraisal of the market value of its assets minus the market value of its liabilities.

The Acquisition will be financed by means of an increase in the Company’s stated capital, causing the accountant registry of this concept to be made through the charge cash or equivalents, with a credit entry to the account of the stated capital on its variable portion due to the increase in the stated capital. The aforementioned is based on the current effective NIFs.

The incorporation of Finsol in the pro-forma financial statements included in this Declaration of Information, implies that it is acknowledged the financial consolidation method, where it is estimated a mercantile loan determined by the existing difference between the value of the Acquisition and the accountable value of Finsol.

The direct expenses related to the Acquisition will be registered against the results of the year in which such expenses are incurred.

h)	Tax Consequences of the transaction

Below it is included a summary of the main tax consequences in Mexico that could result from the Acquisition for Findep, however this does not intend to be an exhaustive description of all the tax regulations that may be relevant to Findep, if applicable, its shareholders and to the Sellers of the Acquisition.

i)	Fixed Assets

The fixed assets acquired due to the Acquisition, will be deductible for purposes of the ISR through the application on each exercise of the maximum deduction rates over the original amount of the investment.

ii)	Acquisition of Finsol’s shares

For purposes of the ISR, the acquisition of Finsol’s shares does not represent a tax liability for Findep. The transfer of shares and equity quotas is not subject to IVA in Mexico. In terms of the relevant purchase agreement, and pursuant to article 154 of the LISR, the Sellers will make a provisional payment of the ISR lesser than 20% (twenty per cent) of the total amount of the Acquisition and, in consequence, will comply with the requirements of any applicable regulations, which is why Findep will not make any withholding. The Sellers shall deliver to Findep, a copy of the tax statement elaborated by an authorized public accountant, along with a copy of the statement’s notice and the ISR’s declaration filed with the Tax Administration Service.

iii)	Capital Increase

The increase of the stated capital expected for the financing of the Acquisition, will not cause a tax liability for Findep since it does not constitute an accretion income for Findep in terms of the LISR.

iv)	Tax Consolidation

Findep dos not consolidates from a tax perspective in terms of the tax regulations currently effective, which is why it will not perform this process of fiscal consolidation once the Acquisition is executed.

3)	INFORMATION REGARDING EACH OF THE PARTIES OF THE TRANSACTION

a)	Financiera Independencia, S.A.B. de C.V., Sofom, E.N.R.

i)	Issuer’s Name

Financiera Independencia, S.A.B. de C.V., Sofom, E.N.R.

ii)	Business Description

We are a multiple purposed financial entity, non-regulated, incorporated in accordance with the laws of Mexico as a public company with variable capital (sociedad anónima bursátil de capital variable). The line of our business is to provide microcredit loans on an unsecured basis  and, according to the AMFE, we are one of the microfinance financial institutions with more clients in Mexico. We provide an opportunity to individuals who would not have access by other means, or who have a limited access, to financial institutions so they can a long term relationship with us and create a credit history. Additionally among our objectives we intend to create an economical value (for our clients and shareholders) and social value (for our clients and for the public in general). As of September 30, 2009, we operate 198 offices in 143 cities within 31 of the 32 States of Mexico.

Since we begun our operations in 1993, we have experienced a significant growth and we have reached a solid financial position within the segment of personal unsecured loans in the microfinance market in Mexico. We consider that this success is due to a variety of factors, including our geographic coverage and wide distribution net, our insight on the market in which we serve and the know-how that we have developed due to our exclusive approach to a line of business, our risk management policies, the effectiveness of our collection practices, the efficiency of our technologic system of information, the loyalty promoted by the personalized service to clients, the leadership of our management team which is highly experienced and capable. We consider to be strategically positioned in order to achieve a greater growth and strengthen our competitive position.

(a)	Products

Currently the Issuer offers four credit products with fixed interest rates and principal amounts which may be from $1,800 and up to $20,000, payable weekly, every two weeks or monthly in fixed amounts:

(i)	CrediInmediato

This product consists in a line of credit within the range of $3,000 and $20,000 and is available for individuals who earn at least one minimum wage applicable in Mexico City, Federal District. Such product was created in 2004 and, up to September 30, 2009, it represented the 65.2% of the total loan portfolio of the Issuer.

(ii)	CrediPopular

This product consists in a line of credit within the range of $1,800 and $6,000 pesos, payable in an average term of 26 weeks. Such product was created in 2004 and, up to September 30, 2009, it represented the 24.5% of the total loan portfolio of the Company.

(iii)	CrediMamá

This product is available for women who are mothers of at least one child younger than 18 years. Initially these loans were granted for an amount within the range of $1,800 and $3,500.00 pesos, payable in an average term of 26 weeks. This product was created in 2006 and up to September 30, 2009, it represented the 2.6% of the total credit portfolio of Independencia.

(iv)	CrediConstruye

This product is available for individuals who earn at least one minimum wage applicable in Mexico City, Federal District, and its purpose is to finance improvements to their homes. Initially, the amount of the loans goes from $3,000 to $20,000, and they are granted through notes that may be exchanged for construction materials. The term of this type of credits is of 24 months and up to September 30, 2009, they represented the 7.7% of the Company’s total credit portfolio.

Likewise, we offer to all of our customers who are within the formal economy a protection from unemployment, which fees are included as part of the annual fee of the credit paid by the debtor.

(b)	Our Market

Even though the availability of financial services in Mexico has increased in the past years, there are significant segments of the Mexican population who does not have access to the financial services. Our market consists mainly in individuals with an income among one and ten times the minimum wage applicable for Mexico City, Federal District. We estimate that this segment represents approximately 30 million people in Mexico or 28% of the Mexican population. We consider that the low rate of incursion into the financial services, combined with the solid growth expected of the Mexican economy, will back a growth in the microfinance segment and will create a bigger demand of our products.

(c)	Distribution Channels

(i)	Geographic Coverage

We consider that we have one of the largest microfinance distribution nets in Mexico. Even though we do not operate yet in Mexico City and Monterrey, most of our operations are in urban areas. Since the establishment of our first office in 1993 in Toluca, we have experienced a significant growth and up to September 30, 2009 we have 198 offices located in 143 cities in 31 of the 32 States of Mexico. Our clients and offices are located in medium and large cities in Mexico with a population above 50,000 inhabitants.

Our national distribution net collaborates with the diversification of our credit portfolio. Up to September 30, 2009, none of the States of México represented more than 9.6% of our portfolio. We consider that our customer service section, geographically diversified, reduces the risk of regional economic decelerations and other specific risks for regions, including natural disasters.

Through this distribution net we have more than two million monthly visits from clients.

(ii)	Sales

We perform sales through an extensive sales team comprised by sales promoters, floor executives and independent sales promoters who work in several divisions based on geographical distribution and products. For each of our products, we have developed strategic business plans, including marketing campaigns and a dutiful sales team and we have trained to highly qualified personnel in our offices in order to sell our products and provide the clients with post-selling services.

The sales promoters and the independent promoters carry through the sales of our credit products door by door in local communities, and are supervised by a sales manager in each of our offices in Mexico. Additionally, we have specialized sales promoters and independent sales promoters who are focused exclusively to the sale of our product CrediConstruye. Up to December 31, 2008, we had an average of four specialized sales promoters and independent sales promoters for CrediConstruye in each of our offices.

Up to September 30, 2009, we had 2,290 sales promoters, 412 floor executives, 265 sales managers (including floor managers) and 120 branch managers (including managers of business unit).

(d)	Operative Installations

Our operative centers located at the cities of León and Aguascalientes constitute the National Capture Center, or CENCA, the Telephonic Attention Center, our Comprehensive System of Centralized Analysis or SIAC and the National Center of Technical Support.

Our operative centers should perform the telephone verifications of the credit applications through a telephonic attention center. This telephonic attention center is also responsible for contacting our clients when the credit application has been authorized and for certain collection activities. During the month of September, 2009, 87.4% of the applications were processed within the 48 hours following the date in which they were received. Currently we have 522 word stations assigned to the collections process, in which 821 agents work in three shifts per day. Additionally, we have 110 work stations destined to CENCA, SIAC, Revisers and Technical Support.

The CENCA is a national capture center of documents. A digital copy of each application filed in any of our offices is created and the information is included in the system. The information received is divided in data and images in order to ease the review and capture of each application.

The SIAC is a documents analysis center which is responsible of reviewing the credit applications along with the documents supporting the information contained on it, as well as the payment capability of the applicants. The application is later analyzed through a credit evaluation system pursuant to which it is assigned to every application a risk category.

(e)	Collection

The payment of the loans is made directly by our clients in our offices. We have a sophisticated technological platform based on Internet, which allow us to constantly keep an eye on the portfolio’s performance, both collectively and individually and based on the products.  We actively keep track on the portfolio’s performance tendencies in order to manage the risk and we focus in preventive measures when necessary. We have developed an advance collection process comprised by two stages. The first stage consists in evaluating the credit risk as soon as any delay in the payment occurs.  Depending on the evaluation assigned to a particular account, we determine the level of tracking necessary. The clients considered as highly risky are subject to preventive collection processes, such as telephone calls to remind them the pending payment. In case of any delay in the payment, we contact our clients via mail and telephonic calls through our operations center in order to inform them of the delay or lack of payment of the credit. Additionally, in case of default y once a risk evaluation has been assigned to a particular account, we will proceed to collect all the due amounts according to the loan.

The second stage of our collection process consists in visits to their domiciles and where they work. This stage implies additional activities destined to persuade the client to pay the outstanding amounts before the immediate payment of the full amount of the credit is requested. The collection efforts are intensified when more time has elapsed since the client’s default. In case the late payment is not preformed, our collection agents are authorized to carry out direct negotiations with the client consisting in the discount of moratorium interests and collection expenses. In the case a credit remains unpaid after 180 days, such loan is punished. The punished loans are subject to be considered in order to take out other actions regarding their collection, including the sale of such loan on a discount basis to third parties. As of the date in which a loan becomes due and payable and up to the date in which it is collected or sold on a discount basis, we try to collect the amount of such loan in the mechanics described above. We do not carry out judiciary proceedings in order to collect due credits.

The actions we overtake in order to collect the payment of the credits may vary depending on the risk evaluation assigned to it and the time elapsed since it was defaulted.

(f)	Strategy

Our strategic objective is, and has been, to hold our position as a microfinance lead supplier for individuals in Mexico, maintaining a high level of profitability and efficiency. Considering that there is a significant potential for the growth of our operations in Mexico, given that a significant percentage of the Mexican population has few or non access to formal financial services.

iii)	Issuer’s Development

We were incorporated in 1993 as a limited purposed financial entity (sociedad financiera de objeto limitado) being the first limited purposed financial entity in Mexico. We were also the first limited purposed financial entity to grant unsecured microcredit loans to individuals in the low-income segments in Mexico. In 2006, among other aspects, the regulatory frame in Mexico applicable to credit activities was deregulated, creating a new category of financial institutions, the Sofoms. As apposed to the Sofols, the Sofoms that do not maintain a patrimonial link to banking institutions or to an entity controlling a financial group which involves a banking institution, are considered as financial institutions non-regulated by the CNBV and authorized to grant loans and participate in other type of financial transactions without the limitations applicable as to the object and activities of the Sofols and without the requirement of obtaining an authorization for their operation. For example, the Sofoms may grant credits without a specific authorization, and they are not construed to limit their activities to a particular sector of the Mexican economy. Furthermore, the Sofoms have no specific limitation as to foreign investment. The Condusef has jurisdiction over the Sofoms. We turned into a Sofom during the first quarter of 2007.

From June, 2006 to November, 2008, HSBC Overseas, direct subsidiary of HSBC Holdings, plc., was a shareholder of Findep, and it was the owner of up to 19.99% of our stated capital.

In November, 2007 we made the first public offering of our Shares, which consisted in a mixed global offer of up to 136’000,000 Shares (including the option of over-allotment granted to the broker-dealers). Such offer included a primary and a secondary offering of the Shares in Mexico through the BMV and abroad Mexico under the Rule 144A and the Regulation S of the Securities Act of 1933 of the United States of America and the applicable regulation of the countries in which such offering is made. As a consequence thereof, as of November, 2007 we turned into a publicly listed corporation (Sociedad Anónima Bursátil), which is why we are subject to certain provisions of the LMV.

In May, 2009, it was informed to the public market that Nafinsa increased the line of credit of Financiera Independencia from 140 million pesos to 1,000 million pesos.

On September 18, 2009 the Company announced that SHF increased its line of credit with Financiera Independencia from 600 million pesos to 700 million pesos. The line of credit expires in March, 2011 and it represents the closest expiration date regarding the Company’s funding.

In October 14, 2009 Findep reached an agreement with HSBC México in order to modify certain terms and conditions regarding the Company’s line of credit with HSBC México. Under the conditions agreed, the structure turns from a revolving line of credit of 2,500 million pesos to a simple credit of 1,250 million pesos and to a revolving line of credit of 1,250 million pesos. Therefore, such amount was not modified. The simple loan expires on September, 2012 and the revolving line expires in September, 2013.  Such terms and conditions are subject to the approval of HSBC México’s Board of Directors. We expect for the new conditions of the line of credit to become effective as of December, 2009.

During September, 2009, Findep hired a derivative financial instrument to cover the risk of a significant increase in Mexico’s tax rates. The Company is covered for the next twelve months against any increase in the TIIE over 7.0% for a notional amount of 3,600 million pesos, equivalent to 100% of its funding.

iv)	Capital Structure

The following chart contains information regarding the equity holding as of March 31, 2009. There are no limitations to the voting rights of preferential voting rights regarding our Shares. Furthermore, the shareholders who hold at least 10% of our outstanding stated capital have the right to appoint a member of the board of directors for each 10% they own.

Shareholders	Sole Series Shares
	Class I (Fix Portion of the Stated Capital)	Class II (Variable Portion of the Stated Capital Social)
Control Trust	174,745,000	286,726,351
Minority Trust	25,255,000	31,854,931
Investing Public in the BMV	0	111,418,718
Subtotal	200,000,000	430,000,000
Total	630,000,000
Source: Information provided by the Issuer

v)	Significant changes in the financial statements of the Company since the last annual report.

As of the last annual report delivered pursuant to the current effective legal provisions, to the CNBV, the BMV and to the public in general, and up to the date of the financial statements included in this report (September 30, 2009), the Company considers that there are not significant changes in the financial statements to be disclosed.

In the third quarter report of 2009, the following relevant events were disclosed:

(a)	The net profits decreased 18.5% in comparison to the third quarter of 2008, the 9M09 report a 29.4% decrease in comparison with 9M08.

(b)
The growth of clients continued with 49,028 new clients in the third quarter of 2009, 17.7% more than those existing in the third quarter of 2008. However, the growth in the third quarter of 2009 is 22.2% below the average growth of the quarter growth registered in 2008.

(c)
The current portfolio shows the greater growth of the last four quarters, above the double than the growth of the second quarter of 2009 and almost four times greater than the growth registered in the first quarter of 2009. However the growth of the third quarter of 2009 was 26.2% below the average quarter growth registered in 2008.

(d)
Approximately 92% of the growth in the third quarter of 2009 was generated through the growth in CrediPopular, a product destined to satisfy the requirements of working capital in the non-formal sector, which registered its greater growth rate since its launching in September 2004. In comparison with the third quarter of 2008, the balance in CrediPopular’s portfolio increased 74.8%.

(e)
The portfolio’s index decreased 12.5% in the third quarter of 2009 from 12.7% in the second quarter of 2009, however it increased with respect to the 10.5% of the third quarter of 2008. The coverage index increased from 65.7% in the second quarter of 2009 to 70.9% in the third quarter of 2009.

(f)	The MIN (Net Interest Margin) after provisions and including fees, showed a decrease from 60.2% in the third quarter in 2008 to 46.0% in the third quarter in 2009.

(g)
The efficiency index impaired by going from 77.7% in the third quarter of 2009 to 69.9% in the second quarter of 2009 and to 70.7% in the third quarter of 2008. The aforementioned is due to an increase in the provisions, which represent 45.2% of the financial margin, the higher level in history of the Company, and 45% above average of the last eight quarters.

(h)
Decrease in the administration expenses and personnel, to equal 452.7 million pesos in comparison with 454.1 million pesos of the third quarter 2008. The aforementioned represents the first time the administration and personnel expenses decreased in comparison with the quarter of the same period of the past year as of the listing in the BMV in November 2007.

(i)	Decrease in the funding expenses going from 10.56% in 3Q08 to 7.85% in 3Q09.

(j)	The ROE (Return of Equity) reduced up to 23.2% in 3Q09 from 26.4% in the 3Q08 and 33.7% in 2Q09.

(k)	Capitalization index from 31.5%, solid enough to undertake the actual environment.

b)	Finsol

i)	Name of the Issuer

Financiera Finsol, S.A. de C.V., Sofom, E.N.R. (in the understanding that the Acquisition comprises also, Financiera Popular Finsol, Finsol Vida, Finsol Servicios y Finsol Brasil, among other entities, subsidiaries and related to Financiera Finsol).

ii)	Business’ Description

It is a multiple purposed financial entity, incorporated in accordance with the laws of Mexico on October 4, 2004. Financiera Finsol is the second most relevant entity among the microfinance entities which grant group loans in Mexico destined to the non-banking section in the low-income segments in Mexico.

Finsol offers working capital loans to micro-entrepreneurs, mostly in rural areas and semi-urban. It operates 158 branches in 29 of the 32 States in Mexico, with a total credit portfolio of 642.3 million pesos, with 143,045 clients and 1,561 employees.

The loans granted by Finsol are the following:

(a)	Collective Microcredit.

It is a credit granted to a “self-eligible” group of persons that does not require guaranties in rem and is based in the mutual help and support. The credit may be used to support working capital or acquisition of capital assets, according to the needs of each client’s business. In order to be available for this type of credits, the group of persons should be of at least 10 persons and up to 60 persons. Generally, the group of persons should had been in the business for at least 6 months, however, we may accept certain entrepreneur clients who intend to begin a productive activity. Regarding the line of credit granted, the amount may be from $500 up to $50,000 pesos for each debtor, depending on the credit experience of the clients and the credit’s cycle. The term of the credits may be from 8 weeks up to one year.

(b)	Joint Microcredit.

It is a credit granted to the owners of businesses with production, marketing or services processes organized by groups which do not require any guaranties in rem. The loan may be used to support working capital or the acquisition of capital assets, according to the needs of each client’s business. In order to be available for this type of credits, the group of persons should be of at least 6 persons and up to 8 persons each with an independent activity, which should had been in the business for at least one year. Regarding the line of credit granted, the amount may be from $1,500 up to $50,000 pesos for each debtor, depending on the credit experience of the clients and the credit’s cycle. The term of the credits may be from 8 weeks up to one year.

(c)	Opportunity Microcredit.

It is a credit granted to active clients of Financiera Finsol, with a remarkable credit history. It is granted to at least two debtors and maximum 50% of the group members may receive this kind of microcredit. The credit may be used for supporting working capital or to acquire any capital assets, according to the needs of each client’s business. It is an additional loan to the collective microcredit and to the joint microcredit and it shall not be granted for an amount higher than 30% of the common credit of the relevant debtor. The term of the loan may not be larger than the common credit’s term.

iii)	Finsol’s Relevant Information

•	Second most relevant company in the group microfinance market
143,045 clients (it reached its highest levels in December 2007 wit 270,804 clients)
158 branches in 29 of the 32 States of Mexico
1,561 employees
Its total credit portfolio equals 642.3 million pesos

•	It provides financial services to the low-income segments of the economy in Mexico in rural and semi-urban markets, mostly
Working capital loans for micro-entrepreneurs (mostly with the methodology of collective loans)
It attends the non-banking segments in Mexico
Average balance of 4,490 pesos

•	Characteristics of the methodology regarding collective loans
Individual loans to groups of 6 to 60 persons
Joint obligation of the group
Working capital loans with a term of 16 weeks

iv)	Evolution

In 2002 an investor group with great experience in the financial sector as well as in industrial and commercial matters, gathered with the purpose of incorporating a Sofol in order to grant loans with joint obligations which may assist the productivity of the micro, small and medium sized companies.

In January 2003 Finsol Servicios was incorporated with the purpose of:

•	Serve as a vehicle in order to face the expenses derived from the elaboration of the project of the limited purposed financial entity and to go through the pre-operative period; and

•	Begin the activity in the microcredit segment through a pilot test by the end of 2003 and the total development of such activity as of 2004.

In May 21, 2003 the application for the authorization by the SHCP in order to incorporate the Sofol abovementioned was filed, including a general working plan. In September 2003, Finsol Servicios began such pilot test in the microcredit segment, through a first branch in the city of Tulancingo (Hidalgo). The test was complemented with the opening of a new branch in the north of the State of Puebla (Huauchinango), in October of that same year. On January 28, 2005, the authorization granted by the SHCP to incorporate and operate Financiera Finsol as a limited purposed financial entity was published in the DOF.

Due to the process abovementioned, the credit portfolio of Finsol Servicios was transferred to Financiera Finsol, through the periodic renovation of cycles to the debtors. As of August 31, 2006, all the loans are granted by Financiera Finsol.

Due to the amendments to the Credit Institutions Law (Ley de Instituciones de Crédito) in July, 2006, which state that the limited purposed financial entities shall have a term up to July 18, 2013, in September 21, 2007, Financiera Finsol changed its regime to a multiple purposed financial entity, as well as its denomination to Financiera Finsol S.A. de C.V., SOFOM, E.N.R.

In 2006, Instituto Finsol Brasil was incorporated, commencing operations on April 2007. This entity grants working capital group loans to micro-entrepreneurs. As of September 30, 2009, it operated with 16 branch offices in 5 Brazilian entities, with a total credit portfolio of up to R$28.7 million, or Ps. 213.4 million, with a base of 30,134 clients2.

Instituto Finsol Brasil’s development
•	On April 2007, the first credits were granted.
•
Three products are offered to its clients: i) microcredit loans for the acquisition of fixed assets, ii) microcredit loans for the improvements of facilities and, iii) microcredit loans for working capital.

•	An aggregate of 89,150 clients had been assisted, of which 58% are women.
•	During 2009, more than 400 million pesos were granted in credits.
•	Average balance of R$954 ($7,087 pesos), 1.6x Mexico’s average balance.
•	Methodology of group credits where 99% of the credits are granted for working capital.
•	It will seek the approval of the Brazilian Central Bank in order to change its license so it may be able to finance its operations locally.

For further information on Finsol, visit http://www.finsol.com.mx/ provided that the information that appears on such website does not constitute a part of the Information Statement hereof.

v)	Additional description of the companies.

(i)	Finsol, S.A. de C.V.

Incorporated on January 1st, 2003, having as social purpose the granting of all kinds of advisory services and consulting on the planning, supervision, management, organization, selection, recruitment and administration of human resources, including control, management, payroll payment and backup labor services, temporal or continuous, with its own staff and of third parties. To grant and receive all kinds of investments, credits and loans with or without guaranty, as well as to give and receive money in loans and to grant any guaranties deemed necessary for the fulfillment of its purpose.

(ii)	Finsol Vida, S.A. de C.V.

Incorporated on February 8, 2006, having as social purpose granting all king of advisory services related to the administration and organization of companies, as well as marketing life and medical insurances.

(iii)	Financiera Popular Finsol, S.A. de C.V., SOFIPO

It was incorporated on July 26, 2005, its social purpose includes granting full financial services to a market comprised mostly by women in rural towns. By means of this mechanism it is created a capacity of receiving directly from the public by means of several saving products that are offered to the popular segment.

vi)	Equity Structure

Detailed below is the equity structure of Financiera Finsol, S.A. de C.V., SOFOM, E.N.R., as of December 31, 2008.

Stated Capital3	Shares Series “A”
	Class I	Class II
Fixed Stated Capital	41,600	-
Variable Stated Capital	-	19,500
Subtotal	41,600	19,500
Total	61,100
Source: Financial Statements of Financiera Finsol as of December 31, 2008.

2 Based on the exchange rate as of November 26, 2009 of R$7.4248 per each peso.

3 The shares representing the stated capital of Financiera Finsol are owned by individuals, either directly or through trusts.

4)	RISK FACTORS

the investment public shall read with detail and understand all the information contained herein and, specially, the risk factor mentioned below. these factors are those that the company has deemed relevant in connection with the acquisition and are not the only risks faced by Financiera Independencia or that may derive from, or be related to, the acquisition. Furthermore, its necessary to consider the risk factors indentified and described in the last annual report of financiera independencia available in www.bmv.com.mx and www.independencia.com.mx. The risks that as of this information statement are unknown, or those that are currently not deemed relevant and that subsequently may become relevant in the future, may have a significant adverse effect on the acquisition, the operations, and the financial state or the operational outcomes of the issuer.

(a)	Insufficient financial resources to close the Acquisition or for additional working capital of Finsol

It is intended to finance the Acquisition through an increase of the stated capital to be proposed in Findep’s general shareholders’ meeting to be held on December 17, 2009. The Issuer can not assure that it will obtain the sufficient resources to close the Acquisition in the terms described herein or to grant the additional resources for the working capital that are deemed necessary for Finsol.

(b)	Dilution of the shareholders that do not exercise their right to subscribe and pay the shares that correspond to them in connection with the proposed capital increase.

In case the capital increase proposed to Findep’s general shareholders’ meeting to be held on December 17, 2009 is approved, the shareholder shall have, as set forth by the applicable law and our By laws, the right to subscribe and pay the number of Shares to be issued proportionally to their participation in Independencia’s stated capital. The shareholders that do not exercise this preferred right may suffer a dilution effect in its participation on the stated capital of Findep.

(c)	The lack of integration of the operations of the Issuer and Finsol may have an adverse effect on the expected results.

Once the Acquisition is completed, Findep shall instrument an integration plan of the operations of Finsol in Findep. The success or failure of the expected results to be generated by the Acquisition shall depend on the successful integration of said operations. The lack of an adequate integration of said operations may affect the expected results of the Acquisition.

(d)	The loss of key executives may affect the operations of the Issuer.

The consecution of the expected results of the Acquisition depends on the services of our principal executives and key employees, as well as to the successful integration of executives and key employees of Finsol. The loss of any of such executives, key employees or high level officers may adversely affect our capacity to instrument the successful integration of the operations of Findep and Finsol and our business strategy. Furthermore, our future success also depends in our continuous capacity to identify, hire, capacitate, and retain other qualified personnel in the sales, marketing, and administration areas. The competition to find qualifies personnel is intense and we may be incapable of attracting, integrating or retaining said personnel based on the experience or remuneration that are needed to maintain our quality and reputation or to sustain and expand our operations. Our business may be significantly and negatively affected if we may not attract and retain such personnel.

(e)	The delay in closing the Acquisition may reduce or eliminate the expected results.

The closing of the Acquisition depends, among others, in the obtaining of the definite approvals and authorizations by authorities and shareholders, as well as to obtain the resources needed to finance the Acquisition by means of the capital increase to be proposed to Findep’s general shareholders’ meeting, hence if the authorizations and the needed resources are not obtained in a timely fashion, additional expenses and time may be generated for the completion of the Acquisition, which may significantly reduce the expected results of the operation.

(f)	The Company may require additional funding.

Findep may require in the future additional funding to finance its operations, including Finsol’s. Our capacity to obtain additional funding in the future, in acceptable terms, is subject to several uncertain factors, including our credit ratings, future financial position, the results in operations and the cash flows, the general market conditions for the activities of obtaining funds by the financial institutions, and the macroeconomic, political conditions, among others, in Mexico. It is possible that we may no be able to obtain additional financing, or to be able to obtain it in a timely fashion or in acceptable terms.

(g)	The entrance of the Issuer in the Brazilian market may no be successful.

It is possible that we may not be able successfully instrument our incursion in the Brazilian market, to which we will gain entrance due to the Acquisition, as of several factors including, but not limited to, adverse changes in the economical conditions of said country or to our capacity to obtain financing in acceptable terms and conditions, or the capacity to retain and hire competent personnel for the new establishments in Brazil. The difficulties to instrument our expansion may originate delays in obtaining the calculated income or in the expected earnings, as well as, adverse effects in our business, in our operations results, or in our financial situation. Furthermore, due to the Acquisition a part of our operations shall be exposed to economical, social, and political risks in Brazil.

(h)	The development of our new products and new business lines may not be successful.

As a result of the Acquisition, Findep shall enter, by means of Finsol, in new products and services that complement our microcredit activities, as group credits and other credits as opposed to our traditional and sole personal consumer credits. Nonetheless, we can not guaranty that we may be able to operate this products and services or that such new products and services shall be successful once they are offered to our clients or in the future. It is possible that we may not be able to anticipate adequately the needs or wishes of our clients, and there is also the possibility that such needs and wishes change in time, which may turn obsolete some of our products and services. Furthermore, we may face difficulties to obtain profits while offering said products and services and to incur in significant costs related to such products.

(i)
Our incapacity to maintain and update on a timely fashion our informational infrastructure and credit risks administration systems may negatively affect our competitiveness, financial situation, and operational results.

Our capacity to operate and maintain competitive once the Acquisition is completed, depends in our capacity to maintain and update our technological information infrastructure in a timely and efficient manner regarding the related costs. We shall undertake investments and continuous upgrades in our infrastructure for information technologies. Our informational systems that process the available and received information by our administration may not be opportune nor sufficient for the administration of future risks or to plan and respond to future changes in the market conditions and before other events in future operations. We may experiment difficulties in updating, developing, and expanding such systems quick enough to integrate the operations and systems of Finsol to our clients data base and array of products and services. The fact of not maintaining, upgrading, or updating our infrastructure for informational technologies and our administration informational systems on an timely basis may significantly and negatively affect our competitiveness, financial situation, and the results of the Acquisition.

5)	SELECTED FINANCIAL INFORMATION

This section contains the selected financial and operative information for each of the indicated periods. The results detailed below are not necessarily indicative of our future performance. Certain figures and percentages included herein have been rounded up. Hence, the figures shown for a same category expressed in different contexts may slightly vary and the figures in other contexts may not be the exact arithmetical result. The pro-forma financial statements hereof were prepared under the following basis:

a)	Pro- Forma Financial Statements as of December 31, 2008 and 2007

Prepared considering the base figures corresponding to the audited consolidated financial statements of Financiera Independencia for the term that ended on December 31, 2008 and 2007. The pro-forma adjustments correspond to the combination and incorporation of the figures of the non-audited financial statements of Finsol as of December 31, 2008 and 2007 (which include those of Financiera Popular Finsol, Finsol Vida, Finsol Servicios and Finsol Brasil, among other subsidiaries and related entities to Financiera Finsol). Hence, the resulting pro-forma figures correspond to the combination and incorporation of both entities’ figures.

b)	Pro- Forma Financial Statements as of September 30, 2009

Prepared considering the base figures corresponding to the non-audited consolidated financial statements of Financiera Independencia for the term ending on September 30, 2009 and 2008. The pro-forma adjustments correspond to the combination and incorporation of the non audited financial statements’ figures of Finsol as of September 30, 2009 and 2008 (which include those of Financiera Popular Finsol, Finsol Vida, Finsol Servicios and Finsol Brasil, among other subsidiaries and entities related to Financiera Finsol).

Hence, the resulting pro-forma figures correspond to the combination and incorporation of the non-audited figures of both entities.

Likewise, on the pro-forma financial statements as of September 30, 2009, it was considered as an assumption for purposes of the incorporation of Finsol’s financial information, the determination of a commercial loan in the acquisition of the shares and its acknowledgement was made considering the figures of the shareholders equity as of September 30, 2009, of both entities. Financiera, at the time the acquisition of Finsol’s shares is made, shall consider for purposes of the accounting treatment of such transaction, the clarifications set forth by the B-7 Bulletin “Business Acquisition” pursuant to the NIF’s.

The pro-forma financial statement where prepared based on the dispositions set forth by article 81 Bis of the Issuers’ Circular or General Rules. Such financial statements were elaborated, to the extent possible, following the same NIF’s pursuant to which the financial statements are elaborated.

6)	COMMENTS AND ANALYSIS OF THE ADMINISTRATION REGARDING THE RESULTS OF OPERATION AND FINANCIAL SITUATION OF THE ISSUER

a)	Operation Results

Below, the variations of the results of the pro-forma figures resulting from the integration of the financial statements of Findep and Finsol corresponding to the periods ending on September 30, 2009 and 2008, are explained. The pro-form financial statements where prepared based on the provisions set forth by article 81 Bis of the Issuers’ Circular or General Rules. Such financial statements were elaborated, to the extent possible, following the same NIF’s pursuant to which the financial statements are elaborated.

i)	Adjusted Financial Margin for Credit Risks

As of the closing of the 3Q09 the adjusted financial margin for credit risks will be reduced in 6.8% reaching Ps.1,658.3 million, compared with Ps.1,779.6 million reported in the 3Q08.

The estimated prevention for credit risks equals Ps.882.8 million in the 3Q09, representing a 35.8% increase compared with the estimated prevention registered in the 3Q08.

ii)	Interest Revenues

As of September 2009, the interest revenues show a 9.3% increase, reaching Ps.2,965.6 million compared with the interest revenues of the same period from the previous year.

iii)	Interest Expenses

During the first nine months of 2009, the interest expenses increased Ps.128 million, or 43.2%, reaching Ps.424.5 million, compared with Ps.296.5 million in 2008.

iv)	Net Profits

In the 3Q09 the net profits were reduced Ps.39.2 million, or 8.9%, reaching Ps.401.8 million compared with the net profits of the same period of the previous year.

b)	Financial Situation, Liquidity and Capital Resources

i)	Total Credit Portfolio

The total credit portfolio with pro-forma figures as of September 30, 2009, shows a 16.6% increase compared with the total credit portfolio of the base figures, reaching Ps 5,587.8 million.

As of September 30, 2009, Findep had a total of 1,215,609 clients; with the incorporation of Finsol the client portfolio would be increased on said period in 173,179 representing an increase of 14.2%, reaching an aggregate of 1,388,788 clients.

The cash and investments of the base figures as of September, 2009, represent 6.5% of the total credit portfolio, compared with the 8.6% of the pro-forma figures.

ii)	Overdue Credit Portfolio

The overdue credit portfolio with pro-forma figures would equal Ps.635.6 million, showing a 6.1% increase compared with the Ps.599.2 million of the base figures.

For the 3Q09 the overdue credit portfolio index with pro-forma figures shall be reduced to 11.4%, compared with the 12.5% of the base figures.

iii)	Capitalization Index

Based on the pro-forma figures, the capitalization index (shareholders equity over total assets) would increase to 33.1% from the 31.5% determined with base figures assuming that the general shareholders’ meeting of the Company called for December 17, 2009, approves a capital increase of up to $850,000,000.00 (eight hundred and fifty million pesos 00/100 M.N.) and that such increase is fully subscribed and paid.

7)	RESPONSIBLE PERSONS

The undersigned, state under oath, within the scope of their relevant functions, that we prepared the information regarding the issuer contained in this informative statement, which, to the extent of our knowledge, reasonably reflects its current situation. Likewise, we state that we do not have any knowledge of relevant information which has been omitted or misrepresented in this information statement or that this document contains information that could mislead the investors.”

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Noel González Cawley
Chief Executive Officer

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Didier Mena Campos
Chief Management and Finance Officer

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Adeodato Carbajal Orozco
Comptroller

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Laura Mariscal Higareda
Chief Legal Officer